PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into effective as of the ___ day of August, 2010.

BETWEEN:

TAC GOLD, INC., a company with offices at Suite 203 – 2780 Granville Street, Vancouver, British Columbia, V6H 3J3

(the “Optionor”)

OF THE FIRST PART

AND:

OSPREY VENTURES INC., a company with offices at 8 Hart Avenue, 15 Floor, Flat D, Tsim Sha Tsui, Kowloon, K3 V7Y2V1

(the “Optionee”)

OF THE SECOND PART

WHEREAS the Optionor has represented that it has an option (the “Minquest Option”) to acquire an undivided 100% interest in the Property (as hereinafter defined) subject only to a 3% net smelter royalty in favour of Minquest Inc. (the “Royalty”) as more particularly detailed in that Property Option Agreement between Minquest Inc. and TAC Capital Corp. (now TAC Gold Corporation) dated August 4, 2009, as assigned to the Optionor by assignment dated December 5, 2009 (together the, “Minquest Option Agreement”), a copy of which is attached hereto as Schedule “B”;

AND WHEREAS the Optionor now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 70% interest in and to the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of Canada now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1.0                     Interpretation

1.1                     The following words, phrases and expressions shall have the following meanings:

(a)           “Affiliate” means a company that is affiliated with another company as described below;

A company is an “Affiliate” of another company if:

(i)           one of them is the subsidiary of the other, or

(ii)          each of them is controlled by the same person; A company is “controlled” by a person if:

(iii)         voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and

(iv)          the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the company;

A person beneficially owns securities that are beneficially owned by:

(v)           a company controlled by that person, or

(vi)          an Affiliate of that person or an Affiliate of any company controlled by that person;

(b)           “Business Day” means a day on which banks are open for business in Vancouver, British Columbia;

(c)           “Commercial Production” means the milling and sale of ores, concentrates, metals or other Mineral Products, which result from ore extracted from the Property, or any portion thereof, but shall not include the milling from the purpose of testing or milling by a pilot plant, or milling during an initial tune-up period of a plant. The Property, or any portion thereof, shall be deemed, for all purposes of the Agreement to have been placed in Commercial Production when the production of ores, concentrates metals or other mineral products therefrom for sale on a commercial basis has begun and the precise date shall be fixed as the first date of the month immediately following the beginning of such production;

(d)           “Environmental Claims” means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i)           any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii)          any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(e)           “Environmental Laws” means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

(f)           “Facilities” means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities, and other structures, fixtures, and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(g)           “Force Majeure” means an event beyond the reasonable control of the Optionee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 2.0 herein. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental or regulatory agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents, fire, strikes, lockouts or other industrial disturbances, non-availability of materials, equipment or transportation, and inclement weather conditions;

(h)           “Option” means the option granted by the Optionor to the Optionee to acquire an undivided 70% right, title and interest in and to the Property as more particularly set forth in Section 2.0;

(i)           “Joint Venture Agreement” means that joint venture agreement to be entered into between the Optionor and the Optionee following exercise of the Option as contemplated by Section 2.4 hereof;

(j)           “Mineral Products” means the commercial end products derived from operating the Property or any part thereof as a mine;

(k)           “Mining Operations” includes:

(i)           every kind of work done on or with respect to the Property or the Mineral Products by or under the direction of the Optionee; and

(ii)          without limiting the generality of the foregoing, includes the work of assessment, environmental, geophysical, geochemical, geological, land, and airborne surveys, studies, assessments and mapping, investigating, testing, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, assaying, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, acquisition of mineral claims, access or surface rights, exploration, development, preparation of a feasibility study, mining work, installation, erection, or construction, and operation of Facilities, milling, concentration, bonification or ores and concentrates, as well as the separation and extraction of Mineral Products, and reclamation or remediation;

(l)           “Option Period” means the period commencing on the Effective Date and ending on the earlier of the date on which the Option is exercised or this Agreement is terminated;

(m)           “Property” means the mineral interests described in Schedule A as they may be augmented pursuant to Part 17 of the Minquest Option Agreement or reduced under Part 12 of the Minquest Option Agreement, and all mining leases and other mining interests derived therefrom, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights; and

(n)           “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

1.2                     Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

1.3                     Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

2.0                     Option

2.1                     The Optionor hereby grants to the Optionee the sole exclusive right and option to earn an undivided 70% interest in the Property, subject to the Royalty, exercisable by the Optionee:

(a)           making all the payments on behalf of the Optionor due to Minquest under the Minquest Option Agreement;

(b)           incurring all such Exploration Expenditures (as that term is defined under the Minquest Option Agreement) on or before the time for incurring such Exploration Expenditures pursuant to the Minquest Option Agreement and in this regard the Optionee shall have sole conduct of the operations on the Property as they relate to the incurring of such Exploration Expenditures;

(c)           paying to the Optionor an amount equal to the market value of the common shares of TAC Gold Corporation issuable from time to time to Minquest Inc. under the Minquest Option Agreement concurrent with the Optionor causing the issuance of such shares to Minquest Inc. For the purposes of this section the market value of any such common shares of TAC Gold Corporation to be issued to Minquest Inc. shall be calculated using the average closing price of the common shares of TAC Gold Corporation on the CNSX (or such other market as the shares then trade) for the ten trading days preceding the date of issue. For certainty hereunder, nothing shall obligate the Optionor to cause any such shares to be issued to Minquest Inc. unless the Optionee shall have paid the Optionor the market value of such shares as contemplated hereby. The obligations of the Optionee in this regard may be satisfied, at the Optionee’s sole discretion, in respect of any such payment by the issuance to the Optionor of such number of shares of the Optionee as have a market value equal to the amount of the payment then due. In this regard the market value of any such shares of the Optionee shall be calculated using the average closing price of the shares of the Optionee on the OTCBB (or such other market as the shares then trade) for the ten trading days preceding the date of issue;

(d)           placing the Property into Commercial Production and funding the costs thereof;

2.2                     Upon the Optionee having satisfied the conditions set forth in subsection 2.1, the Optionee shall be deemed to have exercised the Option and shall have acquired an undivided 70% right, title and interest in and to the Property, subject to the Royalty, and the Optionor will deliver to the Optionee a duly executed transfer in registrable form of an undivided 70% right, title and interest in and to the Property in favour of the Optionee, subject to the Royalty, which the Optionee will be entitled to register against title to the Property.

2.3                     During the currency of this Agreement and the Option, the Optionor will:

(a)           not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder to earn up to an undivided 70% interest in the Property;

(b)           not relinquish or abandon all or any part of its interest in the Minquest Option or the Property other than in circumstances where it gives the Optionee the first right to acquire same;

(c)           not mortgage, pledge or encumber the Property after the Effective Date without the Optionor’s prior written consent, which may not be unreasonably withheld;

(d)           promptly make available to the Optionee and its representatives, during normal business hours, all reports, records, data, maps, information, accounts and files in the possession of the Optionor relating to the Property, and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(e)           indemnify and save the Optionee harmless from any and all claims, proceedings, suits, actions made or brought against it as a result of Mining Operations done by the Optionor on or with respect to the Property prior to the entering into of the Joint Venture Agreement.

2.4                     Upon exercise of the Option, the Optionee and Optionor will enter into a joint venture agreement on such terms as the parties, acting reasonably and in good faith, shall negotiate providing for the further joint development of the Property, which agreement shall provide that the party with the largest interest in the Property shall be the initial Operator of the joint venture and shall provide that any further costs related to the Property shall be borne by the Optionee and Optionor pro rata in accordance with their interest in the Property. Without limiting the generality of the foregoing, the joint venture agreement shall be based substantially on the form of Mining Joint Venture Agreement most recently published by the Continuing Legal Education Society of British Columbia.

3.0                     Assignment

3.1                     During the term of the Option, either party may sell, transfer, assign, or otherwise dispose of its interest in this Agreement or its right or interest in the Property provided that it has first obtained the consent in writing of the other party, such consent not to be unreasonably withheld. It will be a condition of any assignment under this Agreement that such purchaser or assignee shall agree in writing to be bound by the terms of this Agreement, to perform all the obligations of the selling party to be performed under this Agreement, and to subject any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this subsection 3.1.

3.2                     The provisions of subsection 3.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

3.3                     Notwithstanding subsection 3.1, each party may freely assign its rights under this Agreement (including its rights in respect of the Option) to an Affiliate, provided that where the assignee ceases to be an Affiliate, the rights under this Agreement will automatically be transferred back to the party. Where a party assigns its rights under this Agreement to an Affiliate, it shall notify the other party of such assignment within ten (10 days) of the assignment.

4.0                     Termination

4.1                     This Agreement shall forthwith terminate in circumstances where:

(a)           the Optionee fails to make the payments required in Section 2.1 of this Agreement;

(b)           the Optionee gives thirty (30) days notice of termination to the Optionor which it shall be at liberty to do at any time after the execution of this Agreement;

(c)           the parties mutually agree in writing.

5.0                     Representations, Warranties and Covenants of the Optionor

5.1                     The Optionor represents, warrants and covenants to and with the Optionee as follows:

(a)           the Optionor is a company duly organized validly existing and in good standing under the laws of the State of Nevada;

(b)           the Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)           neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which he is a party;

(d)           to the knowledge of the Optionor, all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any federal, state, or municipal government instrumentality have been made;

(e)           during the period of the Minquest Option the Property has been operated substantially in accordance with all applicable and Environmental Laws and, to the knowledge of the Optionor there are no environmental conditions existing in the Property to which any material remedial action is required or any material liability has or may be imposed under applicable Environmental Laws;

(f)           the Optionor has not received from any government instrumentality any notice of or communication relating to any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property;

(g)           the Minquest Option is in good standing and the Optionor has the exclusive right to enter into this Agreement and all necessary authority to transfer an undivided 70% interest in the Property, subject to the Royalty, in accordance with the terms of this Agreement and subject to the exercise of the Minquest Option;

(h)           with the exception of the Royalty and the rights of Minquest under the Minquest Option, no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any Mineral Products removed from the Property;

(i)           to the knowledge of the Optionor, there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property or the interests of the Optionor therein nor is the

Optionor aware of any acts that would lead it to suspect that the same might be initiated or threatened;

(j)           other than the Minquest Option there are no outstanding agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein; and

(k)           upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and make available to Optionee all information and data in its possession or control respecting the Property.

6.0                     Representations, Warranties and Covenants of the Optionee

6.1                     The Optionee represents, warrants and covenants to and with the Optionor that:

(a)           the Optionee is a company duly organized validly existing and in good standing under the laws of Colorado;

(b)           the Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)           neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)           the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)           this Agreement constitutes a legal, valid and binding obligation of the Optionee; and

(f)           during the Option Period, and subject to the obligation of the Optionee to cause the Optionor to issue shares to Minquest Inc. from time to time under the Minquest Option Agreement, the Optionor will keep the Property and the Minquest Option in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion and will obtain all necessary licenses and permits.

7.0                     Indemnity and Survival of Representations

7.1                     The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

8.0                     Confidentiality

8.1                     The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

9.0                     Notice

9.1                     All notices, consents, demands and requests (in this Section 9.0 called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally or may be sent by facsimile or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by facsimile or other electronic means shall be deemed to have been given and received on the second Business Day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

10.0                 Further Assurances

10.1                   Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

11.0                   Entire Agreement

11.1                   The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

12.0                   Proper Law and Arbitration

12.1                   This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of The Commercial Arbitration Act of British Columbia.

13.0                     Enurement

13.1                     This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.0                     Default

14.1                     Notwithstanding anything in this Agreement to the contrary if any party (a “Defaulting Party”) is in default of any requirement (other than as set forth in Section 2.0) herein set forth, the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

15.0                     Technical Data

15.1                     In circumstances where this Agreement is terminated prior to exercise of the Option Date, the Optionee shall deliver over to the Optionor all technical data and other documents and information then in its possession respecting the Property.

16.0                     Payment

16.1                     All references to monies hereunder shall be in U.S. funds.

17.0                     Option Only

17.1                     This is an option only and nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

18.0                     Supersedes Previous Agreements

18.1                     This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the ___ day of August, 2010, to take effect as of the date first above written.

TAC GOLD, INC.

Per:   ___________________________________
          Authorized Signatory

OSPREY VENTURES, INC.

Per:   ___________________________________
          Authorized Signatory

SCHEDULE “A”

to that Option Agreement between TAC Gold, Inc. and Osprey Ventures, Inc.
made effective ______________, 2010 (the “Option Agreement”)

The Property

Belleville Property

List of Unpatented Mining Claims

Located in Sections 9, T4N R34E, Mineral County, Nevada

CLAIM NAME	CLAIMANT’S NAME	NMC NUMBER

BVW 1	MinQuest Inc.	1003638
BVW 2	MinQuest Inc.	1003639
BVW 3	MinQuest Inc.	1003640
BVW 4	MinQuest Inc.	1003641
BVW 5	MinQuest Inc.	1003642
BVW 6	MinQuest Inc.	1003643
BVW 7	MinQuest Inc.	1003644
BVW 8	MinQuest Inc.	1003645
BVW 9	MinQuest Inc.	1003646
BVW 10	MinQuest Inc.	1003647

SCHEDULE “B”

to that Option Agreement between TAC Gold, Inc. and Osprey Ventures, Inc. made effective ______________, 2010 (the “Option Agreement”)

Minquest Option Agreement

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